                                                                     Exhibit 2.2


               AMENDMENT NO. 1 DATED AS OF DECEMBER 29, 1995 TO
             DISTRIBUTION AGREEMENT DATED AS OF SEPTEMBER 15, 1993
                       BETWEEN HOST MARRIOTT CORPORATION
                       AND MARRIOTT INTERNATIONAL, INC.


     Host Marriott Corporation (f/k/a Marriott Corporation, "Host Marriott"), Marriott International, Inc. ("MI"), and Host Marriott Services Corporation, ("HM Services") desire to adopt this Amendment to the Distribution Agreement between Host Marriott and MI dated as of September 15, 1993 (the "Original Agreement", and as amended hereby, the "Distribution Agreement"). By way of this Amendment, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Host Marriott, HM Services and MI understand and agree as follows:

     1. On or about December 29, 1995 (the "HM Services Distribution Date"), Host Marriott will distribute all of the common stock of HM Services to the shareholders of record of Host Marriott (the "HM Services Distribution");

     2. Section 6.06 of the Original Agreement, provides, among other things, for the right of MI to purchase from Host Marriott, under certain conditions, the "Host/Travel Plazas Business" as defined in the Original Agreement;

     3. On and after the HM Services Distribution, HM Services, directly and through its subsidiaries and related enterprises, will conduct substantially all of the present "Host/Travel Plazas Business" of Host Marriott;

     4. MI agrees not to exercise any rights it may have under Section 6.06 in connection with the HM Services Distribution and MI, Host Marriott, and HM Services agree to terminate any and all of MI's rights under Section 6.06;

     5. Effective as of the HM Services Distribution Date, the Distribution Agreement is amended to delete the text of Section 6.06 in its entirety, and replace the existing caption "Right of First Offer With Respect To Host/Travel Plaza's Business" with the caption "Intentionally Omitted"; and

     6. HM Services constitutes a "successor and permitted assign" of Host Marriott with respect to the Host/Host Travel Plazas Business within the meaning of Section 9.06 of the Distribution Agreement, and accordingly from and after the HM Services Distribution Date (without releasing Host Marriott from any of its obligations under the Distribution Agreement), HM Services shall with respect to the Host/Travel Plazas Business also be bound by and entitled to the benefits of the Distribution Agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of December 29, 1995.

Marriott International, Inc.             Host Marriott Services Corporation


By: /s/ Raymond G. Murphy                By: /s/ Joe P. Martin
   -------------------------------          ------------------------------------
Title: SVP & Treasurer                   Title: SRVP & Gen Counsel
      ----------------------------             ---------------------------------


Host Marriott Corporation

By: /s/ Chris Townsend
   -------------------------------
Title: SRVP
      ----------------------------

              AMENDMENT TO THE NON-COMPETITION AGREEMENT BETWEEN
              ---------------------------------------------------
          MARRIOTT INTERNATIONAL, INC. AND HOST MARRIOTT CORPORATION
          ----------------------------------------------------------

Marriott International, Inc. ("MI"), Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation ("HM Services") hereby enter into this Amendment to the Non-Competition Agreement between MI and HM Services ("Agreement") and agree that:

     1. MI and Host Marriott are parties to the Non-Competition Agreement dated October 8, 1993 (the "1993 Agreement"). A copy of the 1993 agreement is attached as Exhibit 1 to this Agreement and incorporated herein. The 1993 Agreement remains in full force and effect except to the extent expressly modified by this Agreement.

     2. HM Services is presently a subsidiary company of Host Marriott. On or about December 29, 1995 the common stock of HM services will be distributed to the shareholders of Host Marriott (the "HM Services Distribution").

     3. All terms of the 1993 Agreement shall apply to HM Services as they would have otherwise applied to the Host Marriott.

     4. The 1993 Agreement and this Agreement shall be binding on all parties and shall be binding on all subsidiary companies of each party and shall further be binding on any successor company conducting substantially all of the "MMS Business" or "Host Business".



For Marriott International, Inc.               For Host Marriott Corporation



/s/ Raymond G. Murphy                          /s/ Stephen McKenna
------------------------------------           --------------------------------
Date: 12/27/95                                 Date: 12/27/95



For Host Marriott Services Corporation



/s/ Joe P. Martin
------------------------------------
Date: 12/26/95